THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,	June 30,
	2006	2005	2005
ASSETS
Federally insured student loans	$16,023,880	$17,508,605	$18,866,021
Private education loans	5,913,138	4,812,443	4,706,017
Deferred origination and premium costs	740,397	706,736	688,418
Less: allowance for loan losses	(9,936)	(4,990)	(4,665)
Student loans, net	22,667,479	23,022,794	24,255,791
Other loans and lines of credit	94,400	50,085	18,841
Loans held for sale	1,968,631	2,067,937	1,825,673
Cash	23,231	1,152	523
Residual interests in securitized loans	273,137	188,454	95,337
Other assets	832,289	657,275	604,030

Total Assets	$25,859,167	$25,987,697	$26,800,195

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings payable to principal shareholder	$12,500,000	$10,781,100	$11,761,400
Long-term borrowings payable to principal shareholder	11,200,000	13,200,000	13,200,000
Deferred income taxes	304,481	289,843	243,566
Other liabilities	389,065	354,909	352,164

Total Liabilities	24,393,546	24,625,852	25,557,130

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,300	139,383	139,321
Retained earnings	1,324,121	1,222,262	1,103,544

Total Stockholders' Equity	1,465,621	1,361,845	1,243,065

Total Liabilities and Stockholders' Equity	$25,859,167	$25,987,697	$26,800,195

AVERAGE LOANS	$26,399,311	$26,305,182	$26,349,996
(year-to-date)
AVERAGE MANAGED LOANS	$31,999,386	$29,273,135	$28,277,167
(year-to-date)
MANAGED LOANS AT END OF PERIOD	$32,074,561	$30,573,499	$29,520,482

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUE
Interest income	$ 430,641	$ 322,406	$ 807,558	$ 605,342
Interest expense to principal shareholder	315,453	193,356	585,272	347,397
Net interest income	115,188	129,050	222,286	257,945
Less: provision for loan losses	(5,302)	(4,799)	(11,441)	(5,401)
Net interest income after provision for loan losses	109,886	124,251	210,845	252,544
Gains on loans securitized	69,073	47,787	69,073	47,787
Gains on loan sales	13,448	222	20,199	247
Fee and other income	14,247	(8,930)	19,396	(9,736)
Total revenue	206,654	163,330	319,513	290,842

OPERATING EXPENSES
Salaries and employee benefits	13,447	11,827	26,159	23,240
Other expenses	26,938	28,446	51,788	44,966
Total operating expenses	40,385	40,273	77,947	68,206
Income before income taxes and extraordinary item	166,269	123,057	241,566	222,636
Income taxes	64,459	47,616	93,601	81,059
Income before extraordinary item	101,810	75,441	147,965	141,577
Gain on extinguishment of trust, net of taxes of $3,448 for the three- and six-month periods ended June 30, 2005	-	5,465	-	5,465
NET INCOME	$ 101,810	$ 80,906	$ 147,965	$ 147,042

DIVIDENDS DECLARED	$ 26,000	$ 21,600	$ 47,600	$ 43,200

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)
Income before extraordinary item	$ 5.09	$ 3.78	$ 7.40	$ 7.08
Extraordinary item	-	0.27	-	0.27
NET INCOME	$ 5.09	$ 4.05	$ 7.40	$ 7.35

DIVIDENDS DECLARED PER COMMON SHARE	$ 1.30	$ 1.08	$ 2.38	$ 2.16
OPERATING RATIOS
Net interest margin	1.70%	1.92%	1.69%	1.97%
Total operating expenses as a percentage of average managed student loans	0.50%	0.56%	0.49%	0.49%
Return on average equity	28.9%	26.8%	21.4%	24.9%

Certain prior period balances have been reclassified to conform to the current period's presentation.